EXHIBIT 99.1



Media Contact: Peter Lytle, Chairman and CEO Phone: 612 941-4080, ext. #113
               Joan Knight, Knight Public Relations Phone: 621 593-1508
               Web site: www.u-ship.com



FOR IMMEDIATE RELEASE:

               U-SHIP, DOING BUSINESS AS UNITED SHIPPING AND TECHNOLOGY, ACQUIRES TWIN CITIES TRANSPORTATION, INC. AND JEL TRUCKING, INC.

MINNEAPOLIS, MINNESOTA, January 19, 1999 - U-Ship, Inc. (Nasdaq USHP), now doing business as United Shipping and Technology, has finalized two courier acquisitions through its subsidiary, Advanced Courier Services, Inc. (ACS). Twin Cities Transportation, Inc. (TCT) and Jel Trucking, Inc. have now joined ACS as part of the company's courier consolidation and roll-up strategy.

"With these and further acquisitions, we are realizing our strategy and have begun a planned national courier roll-up," said Peter Lytle, Chairman and CEO of United Shipping and Technology.

ACS's plans are to complete the local consolidation model within the next few months, then move into two additional markets this year. According to Lytle, acquisitions will be followed by a planned brand franchise strategy.

TCT, a Minneapolis metropolitan general courier, which has been consolidating the Twin Cities courier market since its inception six year ago, has multiple offices including a Duluth office, sixty drivers and offers 24-hour service within the metro area and western Wisconsin. The initial acquisition agreement with TCT was made in late October 1998, and finalized January 13, 1999. The acquisition of Jel Trucking, Inc., a metropolitan courier and dock truck service, closed in late December, 1998.

For Steve Hanousek, President of TCT, an acquisition strategy proved effective in building his courier business and in his decision to join ACS. "We are in an era of increasing competition, coupled with a tightening labor market," he said. "I think that it is astute for quality intra-day delivery companies to pool resources and talents in order to broaden delivery coverage and enhance market share."

"In my own experience, I have seen that the economies of scale gained through acquisitions lead not only to cost reductions, but also open up new revenue sources and therefore increase the likelihood of top line growth," said Hanousek. "ACS intends to be the consolidator of choice on the national level."

John Lundrigan, who heads Jel Trucking, Inc., feels that the new ACS internet technology offers advantages that other courier services can't compete with. "We will be

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capturing on-line, accurate directions from the customer, so there is no room for mistakes through interpretation. Not only will we save work and time for both parties, but the customer will be able to track the shipment status while in progress."

"We can now facilitate metropolitan-wide, vertical pick-up on-site or from our intelligent kiosks and reroute to national carriers or provide local courier options," Lytel said.

Contact United Shipping and Technology and ACS by calling 800-433-1066, or visit the Web site at www.u-ship.com.

Some of the information in this release is forward-looking and subject to certain risks as described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-K for fiscal year ending June 30, 1998.

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